UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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OSI SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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12525 Chadron Avenue

Hawthorne, California 90250

September     , 2004

To Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of OSI Systems, Inc. (the “Company”), which will be held at 10:00 a.m., local time, on November 8, 2004, at the executive offices of the Company, 12525 Chadron Avenue, Hawthorne, California 90250. All holders of the Company’s outstanding common stock as of the close of business on September 24, 2004, are entitled to vote at the Annual Meeting. Enclosed is a copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the Proxy in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

Sincerely,

Victor S. Sze

Secretary

12525 Chadron Avenue

Hawthorne, California 90250

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 4, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of OSI Systems, Inc., a California corporation (the “Company”), will be held at 10:00 a.m., local time, on November 8, 2004, at the executive offices of the Company, 12525 Chadron Avenue, Hawthorne, California 90250, for the following purposes:

1.  To elect five directors to hold office for a one-year term and until their respective successors are elected and qualified.

2.  To ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2005.

3.  To amend the Company’s Articles of Incorporation to increase the number of shares of common stock which the Company is authorized to issue, from 40,000,000 shares to 100,000,000 shares.

4.  To ratify the Board of Directors’ amendment to the 1997 Stock Option Plan.

5.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, containing consolidated financial statements, is included with this mailing.

The Board of Directors has fixed the close of business on September 24, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

By Order of the Board of Directors

Victor S. Sze

Secretary

Dated: September     , 2004

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

OSI SYSTEMS, INC.

12525 Chadron Avenue

Hawthorne, California 90250

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of OSI Systems, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”), to be held at 10:00 a.m., local time, on November 4, 2004, at the executive offices at the Company, 12525 Chadron Avenue, Hawthorne, California 90250, and at any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company or by issuance of a subsequent proxy. In addition, a shareholder attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy.

At the close of business on September 24, 2004, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding                      shares of common stock, without par value (“Common Stock”). A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. In voting for directors, however, if any shareholder gives notice at the Annual Meeting prior to voting of an intention to cumulate votes, then each shareholder has the right to cumulate votes and to give any one or more of the nominees whose names have been placed in nomination prior to voting a number of votes equal to the number of directors to be elected (i.e., five) multiplied by the number of shares which the shareholder is entitled to vote. Unless the proxy holders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes. Only shareholders of record at the close of business on September 24, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed Proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters which may be properly brought before the Annual Meeting. At the time of printing this Proxy Statement, management was not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Neither abstentions nor broker non-votes will be counted for the purposes of determining whether any of the proposals has been approved by the shareholders of the Company, although they will be counted for purposes of determining the presence of a quorum.

In the election of directors, the candidates who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Approval of the other proposals will require the affirmative vote of a majority of the shares of Common Stock present and voting at the Meeting.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail, by e-mail, or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and accompanying Proxy will be mailed on or about October     , 2004 to all shareholders entitled to vote at the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, containing consolidated financial statements, is included in this mailing.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

ELECTION OF DIRECTORS

(Item 1 of the Proxy Card)

Nominees

The Board of Directors consists of five members. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date.

The five candidates nominated for election as directors at the Annual Meeting are Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan. The enclosed Proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Shareholders in 2005, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

If a quorum is present and voting, the five nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., broker non-votes, will be counted as present only for purposes of determining if a quorum is present.

The nominees for election as directors at this meeting are as follows:

Name	Age	Position	Director Since
Deepak Chopra	53	Chairman of the Board of Directors, Chief Executive Officer and President	1987

Ajay Mehra	42	Director, Executive Vice President, and President of Security Group	1996

Steven C. Good(1)(2)(3)	62	Director	1987
Meyer Luskin(1)(2)(3)	78	Director	1990
Chand R. Viswanathan(1)	75	Director	2001

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating Committee

Deepak Chopra is the founder of the Company and has served as President, Chief Executive Officer and a Director since the Company’s inception in May 1987. He has served as the Company’s Chairman of the Board of Directors since February 1992. Mr. Chopra also serves as the President and Chief Executive Officer of the Company’s major subsidiaries. From 1976 to 1979 and from 1980 to 1987, Mr. Chopra held various positions with ILC Technology, Inc. (“ILC”), a publicly-held manufacturer of lighting products, including serving as Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of its United Detector Technology division. In 1990, the Company acquired certain assets of ILC’s United Detector Technology division. Mr. Chopra has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a Bachelor of Science degree in Electronics and a Master of Science degree in Semiconductor Electronics.

Ajay Mehra joined the Company as Controller in 1989 and served as Vice President and Chief Financial Officer from November 1992 until November 2002, when he was named the Company’s Executive Vice President. Mr. Mehra became a Director in March 1996 and served as Secretary between March 1996 and November 2002. Mr. Mehra also serves as President of the Company’s Security Group. Prior to joining the Company, Mr. Mehra held various financial positions with Thermador/Waste King, a household appliance company, Presto Food Products, Inc. and United Detector Technology. Mr. Mehra holds a Bachelor of Arts degree from the School of Business of the University of Massachusetts, Amherst and a Master of Business Administration degree from Pepperdine University.

Steven C. Good has served as a Director of the Company since September 1987. He is a Senior Partner in the accounting firm of Good, Swartz, Brown & Berns, which he founded in 1976, and has been active in consulting and advisory services for businesses in various sectors including the manufacturing, garment, medical services and real estate development industries. Mr. Good founded California United Bancorp and served as its Chairman through 1993. In 1997, Mr. Good was elected as a Director of Arden Realty Group, Inc., a publicly-held Real Estate Investment Trust listed on the New York Stock Exchange. Since October 1997, Mr. Good has also served as a Director of Big Dogs, Inc., a publicly held corporation listed on NASDAQ. Mr. Good holds a Bachelor of Science degree in Business Administration from the University of California, Los Angeles and attended its Graduate School of Business.

Meyer Luskin has served as a Director of the Company since February 1990. Since 1961, Mr. Luskin has served as the President, Chief Executive Officer and Chairman of the board of directors of Scope Industries, a publicly-held company listed on the American Stock Exchange, which is engaged in the business of recycling and processing food waste products into animal feed. Mr. Luskin has also served as a Director of Scope Industries since 1958 and currently serves as a Director of Stamet, Inc., an industrial solid pump manufacturer, Chromagen, Inc., a biotechnology company, Alerion Biomedical, Inc. a biotechnology company, and Myricom, Inc. a computer and network infrastructure company. Mr. Luskin holds a Bachelor of Arts degree from the University of California, Los Angeles, and a Master of Business Administration degree from Stanford University.

Chand R. Viswanathan has served as a Director of the Company since June 2001. Dr. Viswanathan has been a Professor of Electrical Engineering on the faculty of the University of California, Los Angeles since 1974 and a member of the faculty of that department since 1962. He served as the Chairman of the department from 1979 to 1985.

Retirement from the Board of Directors

Madan G. Syal retired as a Director of the Company on June 30, 2004. He had been a Director of the Company since the Company’s inception in May 1987. From May 1987 until February 1992, he served as Secretary of the Company. Mr. Syal has accepted an invitation by the Company to continue his involvement with the Company as a member of OSI Systems’ Healthcare Group’s Advisory Committee, which is currently being formed.

Relationships Among Directors or Executive Officers

There are no arrangements or understandings known to the Company between any of the directors or nominees for director of the Company and any other person pursuant to which any such person was or is to be elected a director.

Ajay Mehra is the first cousin of Deepak Chopra. Other than this relationship, there are no family relationships among the directors or Named Executive Officers of the Company (for a list of Named Executive Officers, See “Information Concerning Management, Compensation and Stock Ownership – Executive Compensation”).

Board of Directors Meetings and Committees of the Board of Directors

There were six meetings of the Board of Directors and the Board of Directors acted pursuant to unanimous written consent on two additional occasions during the fiscal year ended June 30, 2004. The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, and Nominating Committee. The members of each committee are appointed by the majority vote of the Board of Directors. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served.

The Board of Directors has determined that each of the directors, except Deepak Chopra and Ajay Mehra, is independent within the meaning of the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, Inc. (“NASDAQ”) director independence standards (“Listing Standards”), as currently in effect. Furthermore, the Board of Directors has determined that each of the members of each of the committees of the Board of Directors is “independent” within the meaning of the rules and regulations of the SEC and the NASDAQ Listing Standards, as currently in effect.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee makes recommendations for selection of the Company’s independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and any non-audit fees, and reviews the financial statements of the Company and the adequacy of the Company’s internal accounting controls and financial management practices.

The Audit Committee consists of Messrs. Good, Luskin and Viswanathan. The Board of Directors has determined that, based upon his prior work experience and his tenure and experience on the Company’s Audit Committee, Mr. Good qualifies as an “Audit Committee Financial Expert” as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee also qualify as Audit Committee Financial Experts. There were seven meetings of the Audit Committee during the fiscal year ended June 30, 2004. See Report of the Audit Committee.

The charter of the Audit Committee is attached to this Proxy Statement as Appendix A.

Compensation Committee

The Compensation Committee is responsible for determining compensation for the Company’s executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board of Directors in the administration of the Company’s stock option plans. The Compensation Committee engages and consults with independent compensation consultants in the performance of its duties. The Compensation Committee consists of Messrs. Good and Luskin. There were two meetings of the Compensation Committee during the fiscal year ended June 30, 2004. See Report of the Compensation Committee.

Executive Committee

In January 2004, the Board of Directors formed an Executive Committee whose members convene for the purpose of advising and consulting with the Company’s management regarding potential acquisitions, mergers and strategic alliances between the Company and third parties. The Executive Committee consists of Messrs. Good and Luskin.

Nominating Committee

In June 2004, the Board of Directors formed a Nominating Committee for the purpose of evaluating nominations for new members of the Board of Directors. The Nominating Committee consists of Messrs. Good and Luskin. There were no meetings of the Nominating Committee during the fiscal year ended June 30, 2004.

The Nominating Committee will consider candidates based upon their business and financial experience, personal characteristics, expertise that is complementary to the background and experience of other Board of Directors members, willingness to devote the required amount of time to carrying out the duties and responsibilities of membership on the Board of Directors, willingness to objectively appraise management performance, and any such other qualifications the Nominating Committee deems necessary to ascertain the candidates ability to serve on the Board of Directors. The Charter of the Nominating Committee is attached to this Proxy Statement as Appendix B.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by shareholders. Shareholders who wish to submit names of candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Company’s Secretary will, in turn, forward the recommendation to the Nominating Committee. The recommendation should include the following information:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Nominating Committee;

•	The name and contact information for the candidate;

•	A statement of the candidate’s occupation and background, including education and business experience;

•	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

•	A statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company, and (ii) any relationship or understanding between the candidate and the shareholder proposing the candidate for consideration, or any affiliate of such shareholder; and

•	A statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Shareholders must also comply with all requirements of the Company’s bylaws, a copy of which is available from our Secretary upon written request, with respect to nomination of persons for election to the Board of Directors. The Company may also require any proposed nominee to furnish such other information as the Company or the committee may reasonably require to determine the eligibility of the nominee to serve as a director. In performing its evaluation and review, the committee generally does not differentiate between candidates proposed by shareholders and other proposed nominees, except that the committee may consider, as one of the factors in its evaluation of shareholder recommended candidates, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company.

To date, the Nominating Committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it may do so in the future. The Nominating Committee (and prior to its formation, the Board of Directors) did not receive any shareholder recommendations for nomination to the Board of Directors in connection with this year’s Annual Meeting, and this year’s nominees for director are all currently directors of the Company. Shareholders wishing to submit nominations for next year’s annual meeting of shareholders must notify us of their intent to do so on or before the date on which shareholder proposals to be included in the proxy statement for the shareholder meeting must be received by the Company. For details see “Shareholder Proposals.”

Annual Meeting Attendance

The Company has adopted a formal policy with regard to directors’ attendance at annual meetings of shareholders. All members of the Board of Directors of the Company are strongly encouraged to prepare for, attend and participate in all annual meetings of shareholders. All of the Company’s directors attended the 2003 annual meeting of shareholders in person.

Shareholder Communications

Shareholders interested in communicating directly with the Board of Directors, or specified individual directors, may do so by writing the Secretary of the Company at the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Secretary will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

Each non-employee director receives a fee of $7,500 per year, $1,500 for each Board of Directors or committee meeting attended, and options to purchase 5,000 shares of the Company’s Common Stock at an exercise price equal to 100% of fair market value as of the date of grant. Each member of the Executive Committee also receives a fee of $10,000 per year. In addition, options to purchase 5,000 shares of Common Stock at an exercise price equal to 100% of fair market value as of the date of grant, are granted to each member of the Executive Committee and each member of the Compensation Committee. These options vest in three installments: 25% on the first anniversary of the grant date, 25% on the second anniversary, and the balance on the third anniversary, conditioned upon continued service as a director of the Company. The directors also are reimbursed for expenses incurred in connection with the performance of their services as directors.

Code of Ethics

The Company has adopted a Code of Ethics and Conduct, which code applies to all of its directors, officers and employees. A copy of the Code of Ethics and Conduct may be obtained, without charge, upon written request addressed to the following address, c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

The Board of Directors unanimously recommends that you vote FOR the election of each of Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan as directors of the Company. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast by the holders of the Company’s Common Stock present and voting at the Meeting.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2 of the Proxy Card)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities” or “Deloitte”) as the Company’s independent public accountant for the fiscal year ending June 30, 2005, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Deloitte has no financial interest in the Company and neither it nor any employee of Deloitte has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte is expected to be present at the Annual Meeting.

In the event the stockholders fail to ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2004 and 2003 for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,138,000 and $405,000, respectively. For the fiscal year ended June 30, 2004, these fees included $529,000 related to the audit of the opening balance sheet of a completed acquisition.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended June 30, 2004 and 2003 were $40,000 and $188,000, respectively. For the fiscal year ended June 30, 2004, these fees related to due diligence/consultation services in connection with completed acquisitions of $24,000, Sarbanes-Oxley 404 advisory fees of $9,000, and pension plan audits of $7,000. For the fiscal year ended June 30, 2003, these fees related to due diligence/consultation services in connection with potential and completed acquisitions of $164,000, consents related to SEC registration statements of $18,000 and employee benefit plans of $6,000.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended June 30, 2004 and 2003 were $428,000 and $225,000, respectively. For the fiscal years ended June 30, 2004 and 2003, these fees related to U.S. and international tax return compliance and advisory services.

All Other Fees

During the fiscal years ended June 30, 2004 and 2003, there were no fees for services not included in the above categories.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit, audit-related and tax services (other than prohibited non-audit services) to be provided by the independent public accountants. The Audit Committee has delegated to its Chairman the authority to pre-approve all other services to be provided by the independent public accountants, up to an aggregate of $50,000 each fiscal year. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Independence

The Audit Committee has considered whether Deloitte’s provision of services other than its audit of the Company’s annual financial statement and its review of the Company’s quarterly financial statements is compatible with maintaining such independent public accountant’s independence and has determined that it is compatible.

The Board of Directors unanimously recommends that you vote FOR this proposal (Proposal 2 on the Proxy) to ratify the selection of the independent public accountants. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

(Item 3 of the Proxy Card)

The Board of Directors has adopted a resolution proposing an amendment of the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock of Company from 40,000,000 shares to 100,000,000 shares. As of June 30, 2004, the Company had 16,213,428 shares of Common Stock issued and outstanding. Following the end of fiscal year 2004, the Company repurchased 107,500 shares of Common Stock and now holds such shares in treasury. An additional 1,745,673 authorized and unissued shares were reserved for future issuance under the Company’s stock plans, of which 1,652,887 authorized and unissued shares were covered by outstanding options and 92,786 authorized and unissued shares were available for future grant.

The Board of Directors believes that the authorized Common Stock available for issue is not sufficient to enable the Company to respond to potential business opportunities and to pursue important objectives designed to enhance shareholder value. The additional authorized shares will provide the Company with greater flexibility to use its capital stock, without further shareholder approval, for various purposes including, without limitation, expanding the Company’s businesses and product lines through the acquisition of other businesses or products, stock dividends (including stock splits in the form of stock dividends), raising capital, providing equity incentives to employees, officers and directors and establishing strategic relationships with other companies. The Company currently does not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares, although it intends to continue to consider transactions from time to time that may result in such issuances. The Company cannot assure the shareholders that any such transactions will be consummated on favorable terms or at all or, if consummated, that any such transaction will enhance shareholder value. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a shareholder who does not purchase additional shares to maintain his or her pro rata interest, on a shareholder’s percentage voting power.

The authorized shares of Common Stock in excess of those issued or reserved will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company’s shareholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights.

The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

If the amendment is approved, then Article III(A) of the Company’s Amended and Restated Articles would be amended to read as provided below. The only proposed change from the current Amended and Restated Articles of Incorporation is the number of shares of Common Stock that would be authorized for issuance:

Article III(A)

The total number of shares of stock which this corporation shall have authority to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

The Board of Directors unanimously recommends that you vote FOR this proposal (Proposal 3 on the Proxy) to amend the Company’s Articles of Incorporation to increase the number of shares of Common Stock from 40,000,000 shares to 100,000,000 shares. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

RATIFICATION OF AMENDMENT OF 1997 STOCK OPTION PLAN

(Item 4 of the Proxy Card)

Summary and Purpose of the Amended Stock Option Plan

The Company’s 1997 Stock Option Plan (the “1997 Plan”) is described below in “Information Concerning Management, Compensation and Stock Ownership - Stock Option Plans.” The Board of Directors has voted to amend the 1997 Plan to increase the number of shares of Common Stock for which options may be issued under the plan from 2,350,000 to 3,350,000. No other change in the plan is presently proposed. As of June 30, 2004, options to purchase 604,327 shares were exercised under the 1997 Plan and options to purchase 1,652,887 shares were outstanding under the 1997 Plan, leaving options to purchase only 92,786 shares of Common Stock authorized for issuance under the 1997 Plan. The Board of Directors believes that the proposed increase in the number of shares of Common Stock available for issuance as provided in the 1997 Plan will provide the Compensation Committee with greater flexibility in the administration of its incentive plan and is appropriate in light of the growth of the Company. The increase in the number of shares for which options may be issued under the 1997 Plan would represent approximately 6.2% of the issued and outstanding shares of Common Stock of the Company as of June 30, 2004.

Awards to be Granted to Certain Individuals and Groups

As of the date hereof, the Company cannot estimate the benefits or amounts required by Item 10 of this Schedule 14A with respect to the persons and groups specified in such Item resulting from the approval of the amendment to this 1997 Plan. The following table sets forth (a) the aggregate number of shares subject to option grants to certain individuals and groups under the 1997 Plan during the last fiscal year, which ended June 30, 2004, and (b) the average per share exercise price of such options.

Name of Group	Number of Options Granted	Average Per Share Exercise Price
Named Executive Officers(1)	170,000	$19.88
All executive officers, as a group	170,000	$19.88
All directors who are not executive offices, as a group(2)	40,000	$19.86
All employees, including all current officers who are not executive officers, as a group	245,765	$18.83

(1)	The Named Executive Officers are set forth under “Information Concerning Management, Compensation and Stock Ownership – Executive Compensation.”
(2)	The directors group includes Mr. Madan Syal who retired from the Board of Directors on June 30, 2004.

Equity Compensation Plan Information

The following table summarizes information, as of June 30, 2004, with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	1,652,887	$14.57	92,786
Equity compensation plans not approved by security holders	—	—	—
Total	1,652,887	$14.57	92,786

The Board of Directors unanimously recommends that you vote FOR this proposal (Proposal 4 on the Proxy) to ratify the amendment of the Company’s 1997 Stock Option Plan to increase the number of shares of Common Stock for which options may be issued under the plan from 2,350,000 to 3,350,000. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

INFORMATION CONCERNING

MANAGEMENT, COMPENSATION AND STOCK OWNERSHIP

Executive Officers

Anuj Wadhawan was named Chief Financial Officer and Treasurer of the Company in November 2002. From March 1991 to March 2000, Mr. Wadhawan held various accounting and finance-related positions with the Company and its subsidiaries, including Corporate Controller. In March 2000, Mr. Wadhawan became the Company’s Vice President of Finance. Prior to joining the Company, Mr. Wadhawan held various finance positions with the Lighting Division of Phillips Electronics in India. Mr. Wadhawan holds a Bachelor of Science in Accounting from Punjab University in India, is a chartered accountant in India, and has passed the certified public accounting examinations in the United States.

Andreas F. Kotowski has served as Chief Technology Officer for Company’s security and inspection systems subsidiaries since October 2000. Previously, since January 1993, he served as the President of U.S. Operations, General Manager and a Director of the Company’s subsidiary, Rapiscan Security Products (U.S.A.), Inc. From September 1989 to January 1993, Mr. Kotowski was self-employed as an engineering consultant, providing technical and management consulting services to businesses in the explosive detection and medical imaging industries. From 1979 to 1989, Mr. Kotowski held various positions with EG&G Astrophysics, including Vice President of Engineering and Chief Engineer, in which he was responsible for product planning, design, development and management. Prior to 1979, he worked as an Engineer at National Semiconductor Corporation and the Jet Propulsion Laboratory. Mr. Kotowski holds a Bachelor of Science degree in Electrical Engineering and a Bachelor of Science degree in Physics from California State Polytechnic University, Pomona, and a Master of Science degree in Electrical Engineering from Stanford University.

Victor S. Sze was named General Counsel, Vice President of Corporate Affairs of the Company in March 2002. In November 2002, Mr. Sze was appointed Secretary of the Company. From 1999 through November 2001, Mr. Sze served as in-house counsel to Interplay Entertainment Corp., a developer and worldwide publisher of interactive entertainment software, holding the title of Director of Corporate Affairs. Prior to joining Interplay Entertainment Corp., Mr. Sze practiced law with the firm of Wolf, Rifkin & Shapiro in Los Angeles. Mr. Sze holds a bachelors’ degree in economics from the University of California, Los Angeles and a juris doctorate from Loyola Law School.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the amount of shares of the Company beneficially owned as of June 30, 2004 by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s outstanding Common Stock:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	1,220,640	7.4%
Essex Investment Management Co., LLC(4)	1,302,312	8.0%
Wellington Management Company, LLP(5)	1,638,342	10.1%

(1)	Except as otherwise noted, the address of each shareholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after June 30, 2004, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)	Includes 200,000 shares and 200,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and The Chandini Chopra Trust UDT, dated July 17, 1987, respectively. Deepak Chopra is the co-trustee of both irrevocable trusts. Of the balance of such shares, 588,815 shares are held jointly by Mr. Chopra and his wife, Nandini Chopra, and 16,825 shares are held individually by Mr. Chopra. Includes 215,000 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Chopra is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.
(4)	As reported in a Schedule 13G filed with the SEC by Essex Investment Management Co. Inc., whose address was reported as 125 High Street, South Boston, MA 02110.
(5)	As reported in a Schedule 13G filed with the SEC by Wellington Management Company, LLP, whose address was reported as 75 State St., Boston, MA 02109.

The following table sets forth the amount of shares of the Company beneficially owned as of June 30, 2004 by each director of the Company, each Named Executive Officer (see “Information Concerning Management, Compensation and Stock Ownership – Executive Compensation”), and all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	1,220,640	7.4%
Ajay Mehra(4)	170,964	1.0%
Anuj Wadhawan(5)	34,185	0.2%
Andreas F. Kotowski(6)	81,518	0.5%
Victor S. Sze(7)	3,000	0.0%
Steven C. Good(8)	20,000	0.1%
Meyer Luskin(9)	72,410	0.4%
Madan Syal(10)	67,750	0.4%
Chand R. Viswanathan(11)	8,750	0.1%
All directors and executive officers as a group (9 persons)(3)(4)(5)(6)(7)(8)(9)(10)(11)	1,654,217	9.9%

*	Less than 1%.
(1)	Except as noted otherwise, the address of each shareholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after June 30, 2004, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Includes 200,000 shares and 200,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and The Chandini Chopra Trust UDT, dated July 17, 1987, respectively. Deepak Chopra is the co-trustee of both irrevocable trusts. Of the balance of such shares, 588,815 shares are held jointly by Mr. Chopra and his wife, Nandini Chopra, and 16,825 shares are held individually by Mr. Chopra. Includes 215,000 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Chopra is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.
(4)	Includes 81,250 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Mehra is the Executive Vice President and a Director of the Company and President of the OSI Security Group.
(5)	Includes 27,935 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Wadhawan is the Chief Financial Officer of the Company.

(6)	Includes 24,000 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Kotowski is the Chief Technology Officer of the Company.
(7)	Includes 2,500 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Sze is the General Counsel, Vice President of Corporate Affairs and Secretary of the Company.
(8)	Includes 15,000 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Includes 5,000 shares owned for Mr. Good’s benefit by the Good, Swartz & Berns Pension & Profit Sharing Plan, of which Mr. Good is a co-trustee and in which he participates. Mr. Good is a Director of the Company. The address of Mr. Good is 11755 Wilshire Boulevard, 17th Floor, Los Angeles, CA 90025.
(9)	Includes 12,910 shares held by the Meyer and Doreen Luskin Family Trust. Includes 25,000 shares owned by Scope Industries. Mr. Luskin is the Chairman of the Board, President and Chief Executive Officer of Scope Industries. Includes 34,500 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Luskin is a Director of the Company. The address of Mr. Luskin is c/o Scope Industries, 233 Wilshire Boulevard, Suite 310, Santa Monica, CA 90401.
(10)	Includes 18,750 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. On June 30, 2004, Mr. Syal retired as a Director of the Company.
(11)	Includes 8,750 shares issuable pursuant to options which become exercisable no later than 60 days after June 30, 2004. Mr. Viswanathan is a Director of the Company.

Executive Compensation

The following table sets forth the compensation for the Chief Executive Officer, each of the four most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended June 30, 2004, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year				Long-Term Compensation			All Other Compen- sation ($)
		Annual Compensation			Awards		Payouts
		Salary ($)	Bonus ($)	All Other Annual Compen- sation ($)	Restricted Stock Award(s)(#)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Deepak Chopra Chief Executive Officer	2004 2003 2002	793,269 750,000 606,770	435,000 325,000 216,000	— — —	— — —	100,000 100,000 150,000	— — —	$334,793 638,437 —	(1) (3)

Ajay Mehra(2) Executive V.P. President of Security Group	2004 2003 2002	310,000 315,767 252,139	170,000 125,000 60,000	— — —	— — —	25,000 25,000 50,000	— — —	— 448,833 —	(3)

Anuj Wadhawan Chief Financial Officer	2004 2003	174,941 161,450	72,500 37,500	— —	— —	20,000 15,000	— —	— 140,802	(3)

Andreas F. Kotowski Chief Technology Officer	2004 2003 2002	210,675 204,847 189,615	72,500 42,000 10,000	— — —	— — —	7,500 2,000 10,000	— — —	— — 76,250	(4)

Victor S. Sze General Counsel, V.P. Corporate Affairs	2004 2003	169,945 145,192	40,000 5,000	— —	— —	17,500 5,000	— —	— —

(1)	The Company paid aggregate insurance premiums of approximately $38,000 for three universal life insurance policies of Mr. Chopra in each of 2004, 2003 and 2002. The Company also paid an insurance premium of approximately $4,700 for a twenty-year term life insurance policy of Mr. Chopra in 2004. In 2004, the Company assigned the twenty-year term life insurance policy to Mr. Chopra. The value of the assigned policy is reflected in “All Other Compensation” for 2004.
(2)	The Company paid aggregate insurance premiums of approximately $2,700 for three universal life insurance policies of Mr. Mehra in each of 2004, 2003 and 2002. The Company also paid an insurance premium of approximately $2,800 for a thirty-year term life insurance policy of Mr. Mehra in 2004. Mr. Mehra or his estate is obligated to repay to the Company all amounts paid by the Company on behalf of Mr. Mehra upon the death or termination of employment of Mr. Mehra.
(3)	Compensation resulting from a disqualified disposition of incentive stock options.
(4)	Consists of gain on exercise of non-qualified stock options.

Option Grants

The following table sets forth certain information concerning grants of options to the Named Executive Officers during the year ended June 30, 2004:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year Year (%)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Options Term(2)
					5%($)	10%($)
Deepak Chopra	100,000	21.94	19.86	02/13/09	548,695	1,212,473
Ajay Mehra	25,000	5.48	19.86	02/13/09	137,174	303,118
Anuj Wadhawan	20,000	4.38	19.86	02/13/09	109,739	242,495
Andreas F. Kotowski	7,500	1.64	20.25	04/01/09	41,960	92,721
Victor S. Sze	17,500	3.83	19.86	02/13/09	96,022	212,183

(1)	All of the listed options vest in three annual installments, 25% on the first anniversary of the date of grant, 25% on the second anniversary, and 50% on the third anniversary.
(2)	Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 2004 and held by them on June 30, 2004:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Deepak Chopra	5,200	67,236	190,000	250,000	1,765,600	682,500
Ajay Mehra	12,400	160,332	81,250	68,750	798,000	134,250
Anuj Wadhawan	5,000	84,000	26,655	39,155	251,214	74,589
Andreas F. Kotowski	1,700	21,981	24,000	14,000	284,415	16,088
Victor S. Sze	—	—	1,250	21,250	4,638	15,138

(1)	Amounts are shown as the positive spread between the exercise price and fair market value (based on the fair market price at fiscal year end of $19.93 per share).

Stock Option Plans

1987 Incentive Stock Option Plan.    In May 1987, the Board of Directors adopted the Incentive Stock Option Plan (the “1987 Plan”). The 1987 Plan provides for the grant of options to directors, officers and other key employees of the Company to purchase up to an aggregate of 1,050,000 shares of Common Stock. The purpose of the 1987 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1987 Plan is administered by the Board of Directors, which has discretion to select options and to establish the terms and conditions of each option, subject to the provisions of the 1987 Plan. Pursuant to the 1987 Plan, the Company has from time to time granted its directors, officers and employees options to purchase shares of the Company’s Common Stock at exercise prices determined by the Board of Directors. The stock options generally expire either on the fifth or tenth anniversary of the date of grant of the option. All stock options are nontransferable by the grantee and may be exercised only by the optionee during his service to the Company as a director, officer or employee. The aggregate number of options issuable under the 1987 Plan, the number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. As of June 30, 2004, 977,185 shares had been issued upon the exercise of stock options under the 1987 Plan. No shares are available for grant or are outstanding. The 1987 Plan expired on December 31, 1998.

1997 Stock Option Plan.    In May 1997, the Board of Directors adopted the 1997 Plan. The 1997 Plan, which was approved by the Company’s shareholders in June 1997, provided for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 850,000 shares of Common Stock. In November 2000, the Company’s shareholders approved an increase of the number of shares of Common Stock for which options may be granted to 1,850,000. In November 2002, the Company’s shareholders approved an increase of the number of shares of Common Stock for which options may be granted to 2,350,000 of which 92,786 remain available for grant. No eligible person may be granted options during any 12-month period covering more than 425,000 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1997 Plan is administered by the Board of Directors, or a committee of the Board of Directors, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Plan. Options granted under the 1997 Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.

The exercise price of incentive stock options may not be less than 100% of the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1997 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1997 Plan generally are nontransferable, but transfers may be permitted under certain circumstances at the discretion of the administrator. Shares subject to options that expire unexercised under the 1997 Plan will once again become available for future grant under the 1997 Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. As of June 30, 2004, stock options to purchase 604,327 shares were exercised under the 1997 Plan, stock options to purchase an aggregate of 1,652,887 shares were outstanding under the 1997 Plan at exercise prices ranging from $3.13 to $20.25 per share, and stock options to purchase 92,786 shares remained available for grant. As of such date, stock options to purchase 653,474 shares were exercisable. The 1997 Plan is effective for ten years, unless sooner terminated or suspended. The Company’s Board of Directors have recommended, in Proposal 4 of this Proxy Statement (see Ratification of Amendment of 1997 Stock Option Plan), that the Company’s shareholders approve an increase in the number of shares available under the 1997 Plan by 1,000,000, such that 1,092,786 shares would be available for grant under the 1997 Plan.

During the fiscal year ended June 30, 2004, the Board of Directors of the Company granted options to purchase an aggregate of 455,765 shares of Common Stock available for issuance under the 1997 Plan to certain of its executive officers, directors and employees of the Company. These options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant. Options granted to such officers, directors and employees of the Company generally are subject to vesting. Such options will become exercisable in installments over a period of three years from the date of grant, subject to the optionee’s continuing employment or service as a director of the Company.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not more than three months (six months in the case of termination by reason of death or disability) following termination of employment.

To the extent nonqualified options are granted under the 1997 Plan, the Company intends to issue such options with an exercise price of not less than the market price of the Common Stock on the date of grant.

Employee Stock Purchase Plan

In August 1998, the Board of Directors adopted the Company’s Employee Stock Purchase Plan (the “1998 Plan”). The 1998 Plan, which was approved by the Company’s shareholders in November 1998, provides persons who have been regular employees of the Company or its U.S. subsidiaries for at least six months, and who meet certain other criteria, the opportunity to purchase shares of Common Stock through regular payroll deductions. The total number of shares of Common Stock subject to the 1998 Plan is 200,000. The 1998 Plan is administered by the Board of Directors, or a committee of the Board of Directors. The 1998 Plan qualifies as an “employee stock purchase plan” as defined in Section 423 of the Code.

To participate in the 1998 Plan, eligible employees submit a form to the Company’s payroll office authorizing payroll deductions in an amount between 1% and 10% of the employee’s regular annual pay. At the end of each offering period, initially set at six months duration, the aggregate amount deducted from each participating employee’s paycheck is applied to the purchase of a whole number of shares of Common Stock, with any sums remaining being returned to the employee. No interest accrues on payroll deductions. The purchase price of the Common Stock is 85% of the lesser of the fair market value of the Common Stock (as determined by the Board of Directors) on the first day or the last day of the offering period. If the aggregate number of shares of Common Stock which all participants elect to purchase during any offering period is greater than the number of shares remaining available for issuance under the 1998 Plan, the remaining shares will be allocated pro-rata among participants. Notwithstanding any of the foregoing, no employee may purchase Common Stock under the 1998 Plan if (i) after any such purchase, the employee would own 5% or more of the total combined voting power or value of all classes of the Company’s stock on a consolidated basis, or (ii) the rights to purchase Common Stock under the 1998 Plan and all other qualified employee stock purchase plans of the Company or any of its subsidiaries granted to that employee would exceed $25,000 per calendar year.

A participant may elect to withdraw from the 1998 Plan at any time up to the last day of an offering period by filing a form to such effect. Upon withdrawal, the amount contributed to the employee will be refunded in cash, without interest. Any person withdrawing may not participate again in the 1998 Plan until the end of one complete offering period. Termination of a participant’s employment for any reason shall be treated as a withdrawal.

Employee Benefit Plan, Pension Plans

In 1991, the Company established a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all of its employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the annual limit prescribed by statute ($13,000 in calendar 2004) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by the Company, such matching and the amount of such matching to be determined at the sole discretion of the Board of Directors. For the fiscal year ended June 30, 2004, the Company had provided $239,000 in discretionary matching contributions with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in numerous investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

Advanced Micro Electronics AS, Metorex Security Products, Oy, OSI Medical Germany GmbH, Rapiscan Security Products, Ltd., Spacelabs Medical (Canada) Inc., Spacelabs Medical Finland Oy, Spacelabs Medical SAS, and Spacelabs Medical UK Limited, all subsidiaries of the Company, have pension plans in effect for certain of their employees. As of the date hereof, approximately 170 employees are covered by these plans.

Employment Agreements

The Company entered into an employment agreement with Mr. Chopra, with a term of five years commencing on April 1, 1997, pursuant to which he served as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The employment agreement provided for an initial base salary of $450,000 per year, with annual raises to have been determined by the Compensation Committee. The Compensation Committee increased Mr. Chopra’s annual base salary to $500,000 effective April 1, 1998, to $600,000 effective April 15, 2000 and to $650,000 as of April 1, 2001. Mr. Chopra volunteered to postpone the effectiveness of the April 1, 2001 salary increase through December 31, 2001 and the increase was implemented effective January 1, 2002. On April 1, 2002, the Company entered into a new five-year employment agreement with Mr. Chopra. The new agreement provided for an initial base salary of $750,000, and is otherwise similar to the prior agreement. The Compensation Committee increased Mr. Chopra’s salary to $925,000 effective April 1,

2004. Pursuant to the employment agreement, Mr. Chopra is also entitled to receive at least one-third of the amount of the aggregate bonus pool established by the Company for its officers and employees. Mr. Chopra is eligible to participate in certain incentive compensation and other employee benefit plans established by the Company from time to time. Mr. Chopra’s employment agreement contains confidentiality provisions and provides that he shall assign and the Company shall be entitled to any inventions or other proprietary rights developed by him under certain circumstances during his employment.

The Company entered into a three-year employment agreement with Ajay Mehra, which became effective on September 1, 1997. The employment agreement provides for a base salary of $260,000 per year, with annual raises to be determined by the Compensation Committee. Pursuant to his employment agreement, Mr. Mehra is also eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time. The employment agreement contains confidentiality provisions and provides that Mr. Mehra shall assign and the Company shall be entitled to any inventions or other proprietary rights developed by Mr. Mehra under certain circumstances during his employment. The Compensation Committee increased Mr. Mehra’s annual base salary to $280,000 as of April 1, 2001. Mr. Mehra volunteered to postpone the effectiveness of the April 1, 2001 salary increase through December 31, 2001, and the increase was implemented effective January 1, 2002. The Compensation Committee increased Mr. Mehra’s annual base salary to $310,000 effective April 1, 2002. In February 2003, Mr. Mehra’s employment agreement was amended to extend the term of the agreement until August 31, 2006. All other provisions of the agreement remain the same.

The Company entered into a two-year employment agreement with Anuj Wadhawan, which became effective June 1, 2003. The employment agreement provided for a base salary of $165,000 per year, with annual raises to be determined by the Compensation Committee. On January 1, 2004, Mr Wadhawan’s annual base salary was increased to $185,000 and on June 1, 2004 it was increased to $200,000. Pursuant to his employment agreement, Mr. Wadhawan is also eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time. The employment agreement contains confidentiality provisions and provides that the employee shall assign and the Company shall be entitled to any inventions or other proprietary rights developed by the employee under certain circumstances during his employment.

Andreas F. Kotowski is currently employed by the Company pursuant to an employment agreement that is terminable by either party thereto at any time for any reason. Mr. Kotowski’s annual salary initially was $140,000, which was increased to $165,000 effective April 16, 1998, to $175,000 on September 1, 1999, to $185,000 on September 1, 2000, to $200,000 on March 4, 2002, and to 210,000 effective September 1, 2002. On December 1, 2003, Mr. Kotowski’s annual base salary was increased to $216,300.

The Company entered into a one-year employment agreement with Victor S. Sze, which became effective July 1, 2003. The employment agreement provided for an initial base salary of $155,000 per year, with annual raises to be determined by the Compensation Committee. Pursuant to his employment agreement, Mr. Sze is also eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time. The employment agreement contains confidentiality provisions and provides that the employee shall assign and the Company shall be entitled to any inventions or other proprietary rights developed by the employee under certain circumstances during his employment. On September 1, 2003, Mr. Sze’s annual base salary was increased to $165,000 and on January 1, 2004, it was increased to $185,000

Management allocates bonuses to officers and employees of the Company under a bonus plan that has been in effect since the Company’s inception. The amount of bonus for each officer or employee is determined by comparing the profits of the subsidiary or division in which such person performed services against the budget profit goals for such subsidiary or division, as determined before the start of the fiscal year.

Certain Relationships and Related Transactions

In 1994, the Company, together with Electronics Corporation of India Limited (“ECIL”), an unaffiliated Indian company, formed ECIL-Rapiscan Security Products Limited, a joint venture under the laws of India. The Company owns a 36% interest in the joint venture, Mr. Chopra owns a 10.5% interest and Mr. Mehra owns a 4.5% interest. The remaining 49.0% interest in the joint venture is owned by ECIL. The Company sells security and inspection kits to ECIL at a price no less favorable to the Company than the price the Company charges unaffiliated third parties for such products. To date, the Company’s portion of the earnings of ECIL Rapiscan has been immaterial.

The Company contracts for a portion of its automobile rental and messenger services from a business that was owned during fiscal year 2004 by Mr. Chopra and his wife. The Company paid the business approximately $70,000 for such services during fiscal year 2004. The Company contracts for printing services from a business owned by Madan G. Syal. Mr. Syal retired as a Director of the Company on June 30, 2004. The Company paid Mr. Syal approximately $73,000 for such printing services during fiscal year 2004. In addition, in consideration of Mr. Syal’s past services to the Company as a Director, the Board of Directors approved yearly payments of $25,000 each to Mr. Syal during each of fiscal years 2004, 2005, 2006, and 2007.

The Company believes that each of the foregoing transactions was on terms at least as favorable to the Company as those that could have been obtained from nonaffiliated third parties. The Company currently intends that any future transactions with affiliates of the Company will be on terms at least as favorable to the Company as those that can be obtained from nonaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely upon the Company’s review of such forms furnished to the Company during the fiscal year ended June 30, 2004, and written representations from certain reporting persons, the Company believes that the Company’s executive officers, directors and more than 10% shareholders have complied with all such filing requirements.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of two non-employee directors, Messrs. Good and Luskin. No executive officer of the Company has served during the fiscal year ended June 30, 2004 or subsequently as a member of the board of directors or compensation committee of any entity which has one or more executive officers who serve on the Company’s Board of Directors or the Compensation Committee. During the fiscal year ended June 30, 2004, no member of the Company’s Compensation Committee had any relationship or transaction with the Company required to be disclosed pursuant to Item 402(j) of Regulation S-K under the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

This Compensation Committee Report discusses the components of the Company’s executive officer compensation policies and programs and describes the bases upon which compensation is determined by the Compensation Committee with respect to the executive officers of the Company, including the Named Executive Officers. The Compensation Committee reviews and approves salaries, benefits and other compensation for executive officers and reviews bonus pool allocations for key employees of the Company. The Compensation Committee is composed of two non-employee directors.

Compensation Philosophy.    The Compensation Committee endeavors to ensure that the compensation programs for the executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered with the long-term interests of the Company and its shareholders in mind. The Compensation Committee seeks to align total compensation for senior management with corporate performance by linking directly executive compensation to individual and team contributions, continuous improvements in corporate performance and shareholder value.

The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the executive officers. The primary quantitative factors reviewed by the Compensation Committee include such financial measures as net income, cash flow and earnings-per-share, and market capitalization of the Company and may vary its quantitative measurements from employee to employee and from year to year. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as superior individual performance, new responsibilities or positions within the Company, leadership ability, overall contributions to the Company and the national and global business and economic environment.

In order to attract and retain highly qualified executives in the areas in which the Company does business and in recognition of the overall competitiveness of the market for highly qualified executive talent, the Compensation Committee also evaluates the total compensation of the executive officers in light of information regarding the compensation practices and corporate financial performance of other companies in its industry.

In implementing its compensation program for executive officers, the Compensation Committee seeks to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officer’s efforts by encouraging stock ownership in the Company, and align executive remuneration with the interests of the Company’s shareholders.

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and certain other of the most highly compensated executive officers as of the end of any fiscal year. However, the Code exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although, at the present time, the Company is not paying any compensation to any of its executive officers or any other employee that would be disallowed by Section 162(m), the Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements if, in the future, the need arises. The Board of Directors and the Compensation Committee, however, reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate.

Compensation Program Components.    The Compensation Committee regularly reviews the Company’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers consist of the following:

Base Salary.    Base salaries for executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer’s position, and the experience the individual brings to the position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. Base salaries are kept within a competitive range for each position, reflecting both job performance and market forces.

Annual Bonus.    Management allocates bonuses to officers and key employees of the Company under a bonus plan that has been in effect since the Company’s inception. The amount of bonus for each officer is determined by comparing the profits of the subsidiary or division in which such person performed services against the budget profit goals for such subsidiary or division as determined before the start of the fiscal year.

Long-Term Incentive Compensation.    The Company’s long-term incentive program consists of periodic grants of stock options, which are made at the discretion of the Board of Directors with the advice and input of the Compensation Committee. Decisions made regarding the amount of the grant and other discretionary aspects of the grant take into consideration Company performance, individual performance and experience, competitive forces to attract and retain senior management, and the nature and terms of grants made in prior years.

Chief Executive Officer’s Compensation.    The Company has entered into an employment agreement with Mr. Chopra as more fully described above. See “Information Concerning Management, Compensation and Stock Ownership – Employment Agreements.” In setting Mr. Chopra’s base salary and other compensation under his employment agreement, in granting bonuses, and when considering other forms of compensation, the Compensation Committee has looked to the same components it applies when establishing compensation for the other executive officers of the Company.

Summary.    The Compensation Committee believes that the total compensation program for executive officers of the Company is focused on increasing value for the Company’s shareholders, by attracting and retaining the best qualified people as senior managers and enhancing corporate performance. Furthermore, the Compensation Committee believes that the executive compensation levels of the Company are competitive with the compensation programs provided by other corporations with which the Company is competitive. The foregoing report has been approved by all the members of the Compensation Committee.

COMPENSATION COMMITTEE

Steven C. Good

Meyer Luskin

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three non-employee directors, Steven C. Good, Meyer Luskin, and Chand R. Viswanathan, all of whom meet the independence and experience requirements of the SEC and NASDAQ Listing Standards. The Board of Directors has determined that Mr. Good qualifies as an “Audit Committee Financial Expert” as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee qualify as Audit Committee Financial Experts. The Audit Committee met seven times during the fiscal year ended June 30, 2004.

At each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent public accountants. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the Company’s chief financial officer. During the year, the Audit Committee had private sessions with the Company’s independent public accountants at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee recommended to the Board of Directors the engagement of Deloitte & Touche LLP as the Company’s independent public accountants. The Audit Committee reviewed with the Company’s financial managers and the independent public accountants overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.

The Audit Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent public accountants their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent public accountants, the committee asks them to address, and discusses their responses to several questions that the committee believes are particularly relevant to its oversight. These questions include:

•	Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent public accountants themselves prepared and been responsible for the financial statements?

•	Based on the independent public accountants’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the independent public accountants’ experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that by thus focusing its discussions with the independent public accountants, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent public accountants all other matters required to be discussed by the independent public accountants with the committee under Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee received and discussed with the independent public accountants their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (“Independence Discussions

with Audit Committees”), and considered with the independent public accountants whether the provision of services provided by them to the Company during the fiscal year ended June 30, 2004 was compatible with the independent public accountants’ independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews the Company’s SEC reports prior to filing and all quarterly earnings announcements in advance of their issuance with management and representatives of the independent public accountants. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent public accountants, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of the independent public accountants, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, for filing with the SEC.

AUDIT COMMITTEE

Meyer Luskin

Steven C. Good

Chand R. Viswanathan

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the Company’s cumulative total shareholder return for the period beginning on the market close on the last trading day before the beginning of the Company’s fifth preceding fiscal year through and including the end of the Company’s last completed fiscal year, with the NASDAQ Market Index and with a peer group composed of companies with which the Company generally competes.

The peer group is composed of the following companies: American Science & Engineering (AMEX Symbol: ASE), InVision Technologies, Inc. (NASDAQ Symbol: INVN) and PerkinElmer, Inc. (NYSE Symbol: PKI).

The graph assumes that $100.00 was invested on June 30, 1999 in the Company’s Common Stock, and in each of the indexes mentioned above, and that all dividends were reinvested. Historical stock price performance is not necessarily indicative of future stock price performance.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

June 1999 Through June 2004

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

OSI SYSTEMS, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEXE

	6/30/99	9/30/99	12/31/99	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01
OSI Systems	$100.00	$75.00	$110.00	$295.00	$159.37	$210.00	$122.50	$63.75
Nasdaq Market Index	$100.00	$102.49	$151.49	$170.06	$147.87	$136.07	$91.11	$68.02
Peer Group	$100.00	$109.36	$115.58	$183.67	$181.15	$284.04	$283.72	$144.53

	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03
OSI Systems	$74.40	$158.20	$364.80	$504.00	$396.60	$346.10	$339.60	$316.20
Nasdaq Market Index	$80.16	$55.62	$72.30	$68.43	$54.31	$43.50	$49.62	$46.23
Peer Group	$152.40	$152.35	$215.54	$129.87	$79.65	$54.16	$66.40	$65.95

	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04
OSI Systems	$314.00	$345.99	$384.19	$399.98	$398.58
Nasdaq Market Index	$55.99	$61.71	$69.29	$69.05	$70.98
Peer Group	$94.77	$100.57	$119.60	$153.81	$151.84

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at next year’s annual meeting must be received by the Company at its principal executive offices on or before                     , 2005, and must satisfy the conditions established by the SEC and the Company’s bylaws, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC is available upon written request and without charge to shareholders by writing to c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250 or by calling telephone number (310) 978-0516.

Only one Annual Report and Proxy Statement may be delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders at that address. The Company will undertake to deliver promptly upon written or oral request a separate copy of the Annual Report or Proxy Statement, as applicable, to a security holder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to Victor Sze, Secretary, OSI Systems, Inc., at the address or telephone number indicated in the previous paragraph. In addition, security holders sharing an address can request delivery of a single copy of Annual Reports or Proxy Statements if they are receiving multiple copies of Annual Reports or Proxy Statements by directing such request to the same mailing address.

OTHER BUSINESS

The Company does not know of any other business to be presented at the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

By Order of the Board of Directors

Victor S. Sze

Secretary

Hawthorne, California

September     , 2004

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX A

Charter of the Audit Committee

OSI SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee (“the Committee”) of the Board of Directors (“the Board”) of OSI Systems, Inc., a California corporation (“the Company”), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three (3) or more directors as determined by the Board. The members of the Committee must fulfill the independence and experience requirements of the rules and regulations of Nasdaq and the Securities and Exchange Commission (the “SEC”). The Members of the Committee will be elected annually at the organizational meeting of the Board and will be listed in the annual report to the Company’s shareholders. One of the members of the Committee will be elected Committee Chairman by the Board.

RESPONSIBILITY

The Committee will assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal auditors, the independent public accountants, financial management and the Board. The Committee should have a clear understanding with the independent public accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent public accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. It is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Company’s business conduct guidelines.

AUTHORITY

The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of engagement of any independent public accountant employed by the Company. Each independent public accountant shall report directly to the Committee. The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal control of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. The cost of the independent public accountants and such professionals, as well as the Committee’s ordinary administrative expenses incurred in carrying out its duties, shall be borne by the Company. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at least four (4) times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chairman. The Committee is to meet in separate executive sessions with the Company’s chief financial officer, independent public accountants and internal auditors at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chairman may request that members of management and representatives of the independent public accountants and internal auditors be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq Audit Committee Requirements.

2.	Review with the Company’s management, internal auditors and independent public accountants the Company’s accounting and financial reporting controls. Obtain annually in writing from the independent public accountants their letter as to the adequacy of such controls.

3.	Review with the Company’s management, internal auditors and independent public accountants significant accounting and reporting principles, practices and procedures applied by the Company and management’s judgments and estimates in preparing its financial statements. Discuss with the independent public accountants their judgments about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting.

4.	Review the scope of internal auditors’ work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5.	Review the scope and general extent of the independent public accountants’ annual audit. The Committee’s review should include an explanation from the independent public accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent public accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent public accountants.

6.	Inquire as to the independence of the independent public accountants and obtain from the independent public accountants, at least annually, a formal written statement delineating all relationships between the independent public accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7.	Have a predetermined arrangement with the independent public accountants that they will advise the Committee, through its Chairman, and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing the Company’s Form 10-Q. The Committee shall also receive a confirmation provided by the independent public accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

8.	At the completion of the annual audit, review with management, internal auditors and the independent public accountants the following:

•	The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K.

•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent public accountants during their audit, including access to all requested records, data and information. Inquire of the independent public accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

•	Other communications as required to be communicated by the independent public accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a communication provided by the independent public accountants concerning their judgment about the quality of the Company’s accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management’s representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

9.	After preparation by management and review by internal auditors and independent public accountants, approve the report required under SEC rules to be included in the Company’s annual proxy statement. The Charter is to be published as an appendix to the proxy statement at least every three (3) years.

10.	Discuss with the independent public accountants the quality of the Company’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent public accountants to the Company’s needs.

11.	Meet with management, internal auditors and the independent public accountants to discuss any relevant significant recommendations that the independent public accountants may have, particularly those characterized as “material” or “serious.” Typically, such recommendations will be presented by the independent auditors in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent auditors and receive follow-up reports on action taken concerning the aforementioned recommendations.

12.	Approve in advance the engagement of the independent public accountants for all audit services and non-audit services and approve the fees and terms of any such engagement.

13.	Review the appointment and replacement of the senior internal audit executive.

14.	Review with management, internal auditors and the independent public accountants the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15.	Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company’s general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

16.	As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

17.	Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interest and improprieties.

18.	Adopt and monitor a code of ethics for senior financial and other officers and provide for and review prompt disclosure to the public of any change in, or waiver of such code of ethics.

19.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

APPENDIX B

Charter of the Nominating Committee

OSI SYSTEMS, INC.

NOMINATING COMMITTEE CHARTER

Purpose

The purpose of the Nominating Committee (the “Committee”) shall be:

•	The identification of individuals qualified to become directors and nominate directors for election and candidates for all vacant directorships to be filled by the Board of Directors or by the shareholders;

•	Making recommendations to the Board of Directors of nominees for the committees of the Board of Directors; and

•	The review and evaluation of the Board of Directors’ performance and each committee thereof.

The Committee shall undertake those specific duties and responsibilities set forth in this charter and such other duties as the Board of Directors may from time to time prescribe.

Membership

The Committee shall be comprised of two or more members of the Board of Directors, each of whom the Board of Directors determines to be “independent” under applicable rules and regulations of The Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (“SEC”). The Board of Directors shall appoint the members and designate one Committee member to be the chairman of the Committee.

Responsibilities and Duties

Board Selection, Composition and Evaluation

1.	Establish criteria for the selection of new directors to serve on the Board of Directors.

2.	Identify individuals believed to be qualified as candidates to serve on the Board of Directors and recommend to the Board of Directors, the candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Committee shall take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

3.	Review and make recommendations to the full Board of Directors whether members of the Board of Directors should stand for re-election. Consider matters relating to the retirement of members of the Board of Directors, including term limits or retirement ages.

4.	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates. The Committee shall have authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the corporation, including authority to approve the fees payable to such search firm and any other terms of retention.

5.	Consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers.

B-1

6.	Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board of Directors to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

7.	Oversee the evaluation of, at least annually, and more frequently as the Committee deems appropriate, the Board of Directors.

8.	Recommend members of the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, the rules of the SEC and Nasdaq and any other factors the Committee deems relevant, and where appropriate, make recommendations to the Board of Directors regarding the removal of any member of any committee.

9.	Establish, monitor and recommend the purpose, structure and operations of the various committees of the Board of Directors, the qualifications and criteria for membership on each committee of the Board and, as circumstances dictate, make any recommendations regarding periodic rotation of directors among the committees and impose any term limitations of service on any Board committee.

10.	Periodically lead the Board of Directors in a review of the charter, composition and performance of each committee of the Board of Directors and make recommendations to the Board of Directors for the creation of additional committees or the elimination of committees.

11.	Report regularly to the Board of Directors, including with respect to:

i.	such matters as the Committee deems to be relevant to the Committee’s discharge of its responsibilities; and

ii.	such recommendations as the Committee may deem appropriate.

12.	Maintain minutes or other records of meetings and activities of the Committee.

13.	Review annually the charter, structure and membership of the Committee.

B-2

PROXY	PROXY

OSI SYSTEMS, INC.

12525 Chadron Avenue, Hawthorne, CA 90250

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement and appoints Deepak Chopra and Ajay Mehra and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of OSI Systems, Inc. (the “Company”) held of record by the undersigned as of the close of business on September 24, 2004, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held on November 4, 2004, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

1.	To elect the following directors to serve until the 2005 Annual Meeting of Shareholders or until their respective successors are elected and qualified:

☐    FOR ALL         ☐    WITHHOLD AUTHORITY FOR ALL

Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan

To withhold authority to vote for any individual nominee, check the box marked “For All” above and write the nominee’s name in the space provided here:

2.	To ratify the Board of Director’s selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending June 30, 2005.

☐    FOR         ☐    AGAINST         ☐    ABSTAIN

3.	To amend the Articles of Incorporation of the Company to increase the authorized number of shares of Common Stock from 40,000,000 shares to 100,000,000 shares.

☐    FOR        ☐    AGAINST         ☐    ABSTAIN

4.	To ratify and approve the Board of Directors’ amendment to the 1997 Stock Option Plan.

☐    FOR        ☐    AGAINST        ☐    ABSTAIN

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2004 ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS IN SPACE PROVIDED.

☐    NEW ADDRESS:

NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature:	Dated:

Signature:	Dated: